THIRD CAPITAL, LLC


                                   NINTH FLOOR
                                314 CHURCH STREET
                           NASHVILLE, TENNESSEE 37201
                                FAX: 615.255.3190
                                  615.255.3199


                     Agreement Re: Warrants and Directorship
                     ---------------------------------------

This Agreement dated as of March 12, 1997, is executed by and between Third Capital, LLC ("Third Capital") and Richard M. Osborne ("Osborne").

Now therefore, in consideration of good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Osborne agrees that, within 10 days after the purchase by Osborne or his affiliates of 500,000 shares of the common stock of Pacific Gateway Properties, Inc. ("PGP"), Osborne shall execute and deliver to Third Capital a warrant agreement (the "Warrant") to purchase 100,000 shares of PGP common stock substantially in the same form as the attached warrant agreement. Such Warrant shall be executed and delivered by Osborne or any affiliate capable of performing all of the obligations specified therein.

2. Additionally, Osborne agrees that, within 10 days of Osborne or his affiliates obtaining 'control' of PGP (as herein defined), Osborne shall execute and deliver to Third Capital a warrant agreement (the "Warrant") to purchase an additional 100,000 shares of PGP common stock substantially in the same form as the attached warrant agreement. Such Warrant shall be executed and delivered by Osborne or any affiliate capable of performing all of the obligations specified therein.

3. For purposes of this agreement, Osborne shall be deemed to have obtained 'control' of PGP upon the occurrence of ANY of the following events:

      (a) Osborne, either directly or indirectly through one or more of his affiliated entities, owns or controls 50% of the outstanding voting interests in PGP; or

      (b) Osborne, either directly or indirectly through one or more of his affiliated entities, elects, nominates, or otherwise appoints a majority of individuals to PGP's Board of Directors; or

      (c) An affiliate of, or an individual selected by, Osborne is appointed by the Board of Directors of PGP to serve as the PGP's President, Chief Executive Officers, or similar executive capacity; or

      (d) Osborne is elected or appointed as the Chairman of the Board of Directors of PGP; or

      (e) PGP changes the location of its principal executive offices from the State of California to another state (unless Osborne can show that such change of location was not at the request or direction of Osborne).

4.  This agreement shall evidence our discussion concerning Osborne's desire for
C. L. Jarratt to become a Director of PGP and shall be an indication of Osborne's commitment to use his best efforts to nominate C. L. Jarratt as a Director in the event Osborne is able to nominate 2 individuals to the Board of Directors of PGP and shall indicate Jarratt's willingness to serve as a Director if so elected.

5. The parties agree that the normal rules of construction interpreting documents against the drafter thereof shall not apply to this agreement since both parties have been represented by legal counsel with respect to the negotiation and drafting of this agreement. Provided, further, the parties agree that this document shall be governed by the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

WITNESSES:                                THIRD CAPITAL:

/s/ Indistinguishable
---------------------                     Third Capital, LLC
/s/ Indistinguishable
---------------------                     By: /s/ C. L. Jarratt
                                             ----------------------
                                               C. L. Jarratt
                                               Chief Manager

WITNESSES:                                OSBORNE:

/s/ Indistinguishable
---------------------                     /s/ Richard M. Osborne
/s/ Indistinguishable                     -------------------------
---------------------                     Richard M. Osborne